AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 8th day of January, 2019, to the Fund Accounting Servicing Agreement, dated as of April 6, 2011, as amended (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Tortoise Cloud Computing Infrastructure Fund and Tortoise Digital Payments Infrastructure Fund and to amend certain fees; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Exhibit W is hereby superseded and replaced with Exhibit W attached hereto.

This amendment will become effective upon the commencement of operations of the Tortoise Cloud Computing Infrastructure Fund and Tortoise Digital Payments Infrastructure Fund.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Brian R. Wiedmeyer	By: /s/ Anita M. Zagrodnik

Printed Name: Brian R. Wiedmeyer	Printed Name: Anita M. Zagrodnik

Title: President	Title: Senior Vice President

Exhibit W to the Managed Portfolio Series Fund Accounting Agreement

Name of Series	Date Added
Tortoise Global Water ESG Fund	on or after November 16, 2016
Tortoise North American Pipeline Fund	on or after November 16, 2016
Tortoise Cloud Computing Infrastructure Fund	on or after January 8, 2019
Tortoise Digital Payments Infrastructure Fund	on or after January 8, 2019

Base Fee for Accounting, Administration, and Transfer Agent Services1– fees effective at January, 2017

The below annual minimums will be discounted by 50% from inception date of each Fund where Tortoise Index Solutions, LLC. acts as Adviser to the Fund for the first six (6) months. Should any Fund terminate prior to 12 (twelve) months from inception date, the full annual minimum will apply.

The following reflects the greater of a basis point fee or annual minimum for funds where Tortoise Index Solutions, LLC. acts as Adviser to the Fund.

Administration Accounting TA	Basis Points on combined AUM		Annual Minimum per Fund[2]
	$0-1b	+1b	Funds 1-10 $[…]	Funds 11+ $[…]
	[…]	[…]

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on percent on AUM.

2 Fees are calculated pro rata and billed monthly

Exhibit W (continued) to the Managed Portfolio Series Fund Accounting Servicing Agreement

Accounting, Administration, TA Services in addition to the Base Fee1– fees effective at January, 2019

Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)
$[…] - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
$[…] - Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
$[…] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
$[…] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
$[…] - Bank Loans
$[…] - Swaptions
$[…] - Credit Default Swaps
$[…] per Month Manual Security Pricing (>25 per day)
NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services

Fee for IDC data used to monitor corporate actions
$[…] per Foreign Equity Security per Month
$[…] per Domestic Equity Security per Month
$[…] per CMOs, Asset Backed, Mortgage Backed Security per Month

MPS Trust Chief Compliance Officer Annual Fee (subject to board approval)

$[…] for the first fund
$[…] per subsequent funds 2-5
$[…] per fund over 5 funds
$[…] per sub-adviser per fund

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

$[…] per security per month

NOTE:  Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.  Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Section 15(c) Reporting

Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting” information.
$[…] per fund per report

Services Included in Annual Fee Per Fund

▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre- and post-tax fund and/or sub-advisor performance reporting.

Additional Annual Legal Administration Services

USBFS annual Legal Administration in support of external legal counsel (e.g., annual registration statement update) is included in the annual base fee.  Available but not included are additional legal administration project fees (e.g., drafting registration statements for subsequent new fund launch or for new share class, drafting of proxy statement, etc.)
▪	Subsequent new fund launch – $[…] per project
▪	Subsequent new share class launch – $[…] per project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

1 Fees are calculated pro rata and billed monthly

Exhibit W (continued) to the Managed Portfolio Series Fund Accounting Servicing Agreement

OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance – fees effective at January, 2019

Fair Value Services (Charged at the Complex Level)

▪	$[…] per security on the First 100 Securities
▪	$[…] per security on the Balance of Securities

Daily Compliance Services

▪	Base fee – $[…] per fund per year
▪	Setup – $[…] per fund group

Section 18 Daily Compliance Testing (for derivatives and leverage)

▪	$[…] set up fee per fund complex
▪	$[…] per fund per month

Customized Benchmarking

▪	Negotiated based upon specific requirements

Outbound Calling & Marketing Campaigns

▪	Cost based on project requirements

Fees are calculated pro rata and billed monthly

Adviser’s Signature below acknowledges approval of the fee schedule on this Exhibit W.

Tortoise Index Solutions, LLC

By: /s/ P. Bradley Adams

Printed Name: P. Bradley Adams

Title: Managing Director           Date: 1/17/19